Exhibit 99.1

COMPANY CONTACTS: Diane Morefield EVP & Chief Financial Officer Strategic Hotels & Resorts (312) 658-5740 Jonathan Stanner SVP, Capital Markets & Treasurer Strategic Hotels & Resorts (312) 658-5746

FOR IMMEDIATE RELEASE
MONDAY, AUGUST 4, 2014

STRATEGIC HOTELS & RESORTS REPORTS SECOND QUARTER 2014
FINANCIAL RESULTS

Company Raises Lower-End of Full Year Guidance Ranges

CHICAGO - August 4, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the second quarter ended June 30, 2014.

($ in millions, except per share and operating metrics)	Second Quarter
Earnings Metrics	2014	2013	%
Net income attributable to common shareholders	$80.8	$3.3	2,369.2%
Net income per diluted share	$0.35	$0.01	3,400.0%
Comparable funds from operations (Comparable FFO) (a)	$48.1	$28.7	67.8%
Comparable FFO per diluted share (a)	$0.21	$0.14	50.0%
Comparable EBITDA (a)	$68.9	$60.3	14.3%

Total United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$296.15	$282.24	4.9%
Occupancy	79.6%	79.3%	0.3	pts
Revenue per Available Room (RevPAR)	$235.68	$223.80	5.3%
Total RevPAR	$447.26	$417.10	7.2%
EBITDA Margins	28.1%	26.4%	170	bps

(a)
Please refer to the tables provided later in this press release for a reconciliation of net income attributable to common shareholders to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)
Operating statistics reflect results from the Company’s Total United States portfolio, which is derived from the Company's hotel portfolio at June 30, 2014, consisting of all 15 properties located in the United States.

“Building upon the positive momentum from the first quarter, we drove continued high performance among all our key metrics in the first half of 2014, perhaps most notably within group room nights and related ancillary spend,” said Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc.  “Total RevPAR grew 7.2% while EBITDA margins expanded 170 basis points leading to a 14.3% increase in Comparable EBITDA and a 50.0% increase in Comparable FFO per share in the second quarter; which were all above consensus estimates. From a transactional perspective, the Company has completed nearly $2.7 billion in gross transactions since the beginning of the year, with second quarter highlights including the acquisition of the remaining interest in the iconic Hotel del Coronado, raising or refinancing nearly $1.0 billion of capital and retiring $200 million of high cost preferred equity.  This has allowed us to continue building the highest quality portfolio in the industry, while lowering our cost of capital and further

deleveraging our balance sheet.   I remain very optimistic about the second half of the year, which is why we have upwardly revised the lower end of our guidance ranges.”
Second Quarter Highlights

▪	Total consolidated revenues were $276.2 million in the second quarter of 2014, a 21.6 percent increase over the prior year period.

▪
Net income attributable to common shareholders was $80.8 million, or $0.35 per diluted share, in the second quarter of 2014, compared with $3.3 million, or $0.01 per diluted share, in the second quarter of 2013.

▪	Comparable FFO was $0.21 per diluted share in the second quarter of 2014, compared with $0.14 per diluted share in the prior year period, a 50.0 percent increase over the prior year period.

▪	Comparable EBITDA was $68.9 million in the second quarter of 2014, compared with $60.3 million in the prior year period, a 14.3 percent increase between periods.

▪
Total United States portfolio RevPAR increased 5.3 percent in the second quarter of 2014, driven by a 4.9 percent increase in ADR and a 0.3 percentage point increase in occupancy compared to the second quarter of 2013. Total RevPAR increased 7.2 percent between periods with non-rooms revenue increasing by 9.4 percent between periods.

▪
Transient occupied room nights in the Total United States portfolio increased 0.6 percent in the second quarter 2014 and group occupied room nights were flat compared to the second quarter of 2013. Transient ADR increased 5.5 percent compared to the second quarter of 2013 and group ADR increased 3.9 percent.

▪	Total United States portfolio EBITDA margins expanded 170 basis points in the second quarter of 2014, compared to the second quarter of 2013.

▪
Group room nights currently booked for 2014 are 7.2 percent higher compared to room nights booked for 2013 at the same time last year, with rates 3.2 percent higher, resulting in a 10.6 percent RevPAR increase.

The Company reported financial results for the six month period ended June 30, 2014 as follows:

▪	Total consolidated revenues were $470.8 million for the six month period ended June 30, 2014, a 15.3 percent increase over the prior year period.

▪
Net income attributable to common shareholders was $298.0 million, or $1.30 per diluted share, compared with net loss attributable to common shareholders of $20.2 million, or $0.11 per diluted share, for the six month period ended June 30, 2013.

▪	Comparable FFO was $0.28 per diluted share compared with $0.15 per diluted share in the six month period ended June 30, 2013.

▪	Comparable EBITDA was $110.1 million compared with $94.8 million for the six month period ended June 30, 2013, a 16.2 percent increase between periods.

Preferred Dividends & Redemptions
On April 3, 2014, the Company completed the redemption of all of the outstanding 4,148,141 shares of its 8.50% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”) at a redemption price of $25.00 per share, plus accrued and unpaid dividends in the amount of $0.54896 per share, for a total redemption cost of $106.0 million. The redemption of the Series A Preferred Shares eliminated approximately $6.5 million in dividend payments in 2014 and $8.8 million of dividend payments on an annual basis.

On June 2, 2014, the Company’s board of directors declared a quarterly dividend of $0.51563 per share of 8.25% Series B Cumulative Redeemable Preferred Stock and 8.25% Series C Cumulative Redeemable Preferred Stock, which was paid on June 30, 2014 to shareholders of record as of the close of business on June 16, 2014.

On July 3, 2014, the Company completed the redemption of all of the outstanding 3,827,727 shares of its 8.25% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Shares”) at a redemption price of $25.00 per share, plus accrued and unpaid dividends in the amount of $0.01719 per share, for a total redemption cost of $95.8 million. The redemption of the Series C Preferred Shares eliminated approximately $3.9 million in dividend payments in 2014 and $7.9 million in dividend payments on an annual basis.

Transaction Activity
On April 21, 2014, the Company paid $22.7 million to terminate its $400.0 million notional value interest rate swap portfolio, which will reduce cash interest expense by approximately $11.5 million in 2014. The swap portfolio had a weighted average LIBOR interest rate of 5.09 percent.

On April 25, 2014, the Company closed on a new $300.0 million stock secured credit facility with an accordion feature allowing for additional borrowing capacity up to $400.0 million. The facility’s interest rate is based upon a leverage-based pricing grid ranging from LIBOR plus 175 basis points to LIBOR plus 250 basis points. The initial pricing is LIBOR plus 200 basis points, representing a 75 basis point decline from the Company’s previous credit facility.

On May 29, 2014, the Company closed on a $120.0 million loan secured by the Loews Santa Monica Beach Hotel. The loan bears interest at a floating rate of LIBOR plus 255 basis points and has a seven-year term, including extension options.

On June 2, 2014, the Company closed on an underwritten public offering of 41.4 million shares of common stock at a public offering price of $10.50 per share, including 5.4 million shares of common stock issued pursuant to the exercise in full of the underwriters’ over-allotment option. The Company received $416.8 million from the offering after deducting underwriting discounts and commissions and transaction expenses related to the offering. The Company used the net proceeds from the offering to fund the acquisition of the 63.6 percent ownership interest in the Hotel del Coronado that it did not previously own from its joint venture partner, to redeem all of the issued and outstanding Series C Preferred Shares, and for general corporate purposes.

On June 11, 2014, the Company closed on the acquisition of the 63.6 percent ownership interest in the Hotel del Coronado that it did not previously own for $210.0 million in cash and became fully obligated under the entire $475.0 million loan encumbering the property.

On June 30, 2014, the Company closed on a $120.0 million loan secured by the Four Seasons Washington, D.C. hotel. The loan bears interest at a floating rate of LIBOR plus 225 basis points and has a five-year term, including extension options.

2014 Guidance
Based on the results of the first six months of 2014 and current forecasts for the remainder of the year, management is raising the lower end of its guidance ranges for full year 2014 RevPAR growth, Total RevPAR growth, EBITDA margin expansion, Comparable EBITDA and Comparable FFO per fully diluted share.

For the full-year ending December 31, 2014, the Company is providing the following guidance ranges:

Guidance Metrics	Previous Range	Revised Range
RevPAR	5.0% - 7.0%	5.5% - 7.0%
Total RevPAR	5.0% - 7.0%	5.5% - 7.0%
EBITDA Margin expansion	120 - 200 basis points	150 - 200 basis points
Comparable EBITDA	$230M - $250M	$235M - $250M
Comparable FFO per diluted share	$0.59 - $0.68	$0.62 - $0.68

Earnings Call

The Company will conduct its second quarter 2014 conference call for investors and other interested parties on Tuesday, August 5, 2014 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to access the call by dialing 866.953.6860 (toll international: 617.399.3484) with passcode 73605986. To participate on the webcast, log on to the company's website at http://www.strategichotels.com or http://edge.media-server.com/m/p/jmm8mnof/lan/en 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a taped rebroadcast will be available beginning at 2:00 p.m. ET on August 5, 2014 through 11:59 p.m. ET on August 12, 2014. To access the replay, dial 888.286.8010 (toll international: 617.801.6888) with passcode 16079435.  A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results. This supplemental data is considered an integral part of this earnings release. These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com.
About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,865 rooms and 835,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of economic conditions and disruption in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain, refinance or extend maturing debt; the Company's ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.
Additional risks are discussed in the Company's filings with the SEC, including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2014 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share (in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$303.0	$318.0
Depreciation and Amortization	127.8	127.8
Interest Expense	84.3	84.3
Income Taxes	2.7	2.7
Non-controlling Interests	1.2	1.2
Adjustments from Consolidated Affiliates	(16.0)	(16.0)
Adjustments from Unconsolidated Affiliates	8.4	8.4
Preferred Shareholder Dividends	13.8	13.8
Preferred Stock Redemption Liability	6.9	6.9
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(157.2)	(157.2)
Gain on Consolidation of Affiliates	(143.5)	(143.5)
Other Adjustments	3.8	3.8
Comparable EBITDA	$235.0	$250.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$303.0	$318.0
Depreciation and Amortization	127.1	127.1
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(157.2)	(157.2)
Gain on Consolidate of Affiliates	(143.5)	(143.5)
Non-controlling Interests	1.2	1.2
Adjustments from Consolidated Affiliates	(8.4)	(8.4)
Adjustments from Unconsolidated Affiliates	5.1	5.1
Interest Rate Swap OCI Amortization	8.9	8.9
Preferred Stock Redemption Liability	6.9	6.9
Other Adjustments	2.7	2.7
Comparable FFO	$145.6	$160.6
Comparable FFO per Diluted Share	$0.62	$0.68